Psychemedics Corporation Announces Record First Quarter Revenues

DECLARES 63rd CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., May 8, 2012 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced first quarter financial results for the period ended March 31, 2012. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of May 18, 2012 to be paid on May 31, 2012. This will be the Company's 63rd consecutive quarterly dividend.

(Logo: http://photos.prnewswire.com/prnh/20111107/NE00639LOGO )

The Company's revenue for the quarter ended March 31, 2012 was $6.2 million versus $6.0 million for the quarter ended March 31, 2011, an increase of 4%. Net income for the quarter ended March 31, 2012 was $827 thousand or $0.16 per diluted share, versus $858 thousand or $0.16 per diluted share, for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"We are very pleased to report record sales for any first quarter in the Company's history. This is in comparison to our highest growth quarter last year. While our base business experienced a moderate decrease in the quarter, new business was healthy and in fact, accounted for all the gain in the quarter. We maintained tight cost control, but also continued to make investments in sales and marketing and in research and development.

"We continue to have a strong balance sheet with more than $4.7 million in cash and cash equivalents as of March 31, 2012 and no long term debt.

"Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.

"Therefore, the Board has declared a $0.15 dividend for the quarter. This is our 63rd consecutive quarterly dividend. In addition, we continue to have a share buyback program in place."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the proprietary Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Contact:	Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended
	March 31,
	2012	2011

Revenues	$6,243,855	$5,999,739
Cost of revenues	2,578,735	2,383,026

Gross profit	3,665,120	3,616,713

Operating Expenses:
General & administrative	995,441	970,064
Marketing & selling	1,124,825	1,014,117
Research & development	168,048	142,451

Total Operating Expenses	2,288,314	2,126,632

Operating income	1,376,806	1,490,081
Interest income	510	2,205

Net income before provision for income taxes	1,377,316	1,492,286

Provision for income taxes	549,825	633,798

Net income and comprehensive income	$827,491	$858,488

Basic net income per share	$0.16	$0.16

Diluted net income per share	$0.16	$0.16

Dividends declared per share	$0.15	$0.12

Weighted average common shares outstanding, basic	5,235,422	5,212,013

Weighted average common shares outstanding, diluted	5,244,042	5,242,518

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
	2012	2011

ASSETS
Current Assets:
Cash and cash equivalents	$4,725,808	$5,564,233
Accounts receivable, net of allowance for doubtful accounts
of $150,974 in 2012 and $169,191 in 2011	4,799,119	4,490,976
Prepaid expenses and other current assets	692,937	565,508
Income tax receivable	52,136	564,083
Deferred tax assets	361,424	315,501

Total Current Assets	10,631,424	11,500,301

Fixed Assets:
Equipment & leasehold improvements	13,287,885	13,089,655
Less accumulated depreciation	(11,160,563)	(11,026,278)

Net Fixed Assets	2,127,322	2,063,377

Other assets	256,213	237,174

Total Assets	$ 13,014,959	$ 13,800,852

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$600,257	$961,844
Accrued expenses	741,703	1,321,856

Total Current Liabilities	1,341,960	2,283,700

Deferred tax liabilities, long-term	482,523	482,523
Total Liabilities	1,824,483	2,766,223

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
5,903,552 shares issued in 2012 and 2011	29,518	29,518
Additional paid-in capital	28,209,615	28,095,946
Accumulated deficit	(6,966,868)	(7,009,046)
Less - Treasury stock, at cost, 668,130 shares in 2012 and 2011	(10,081,789)	(10,081,789)

Total Shareholders' Equity	11,190,476	11,034,629

Total Liabilities and Shareholders' Equity	$13,014,959	$13,800,852